UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 8, 2014

STRATEX OIL & GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado	333-164856	94-3364776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Echo Lake Road, Watertown, CT	06795
(Address of principal executive offices)	(Zip Code)

713-353-4786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

On September 8, 2014, Stratex Oil & Gas Holdings, Inc. (“we” or the “Company”) entered into a Joint Development Agreement (“JDA”) with Eagle Oil & Gas Co. (“Eagle”) and Eagle Dodge City Partners, LP (“EDC” and together with Eagle, the “Eagle Group”), initially covering the development of approximately 35,000 acres in Ford County, Kansas. Below is a summary of the material provisions of such JDA which summary is qualified in its entirety by reference to the full text of the JDA which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the JDA.

Pursuant to the JDA, Eagle, as operator, has initially agreed to drill four (4) Obligation Wells, provided that prior to the drilling of the first Obligation Well, the Company shall have delivered to Eagle, an amount equal to seventy five percent (75%) of the estimated Drilling Costs and Completion costs of the four Obligation Wells. Upon timely receipt of said amount, Eagle has agreed to use commercially reasonable efforts to commence the drilling of the first Obligation Well by December 8, 2014. Thereafter, Eagle shall commence the drilling of the remaining Obligation Wells as soon as reasonably possible following the release of the drilling rig from the prior Obligation Well. Following the first sale of hydrocarbons from an Obligation Well, the Company will be entitled to fifty percent (50%) of the net revenues from such sales. Additionally, upon the Completion or plugging and abandonment of each Obligation Well, EDC shall assign the Company an undivided fifty percent (50%) working interest in and to the Initial Prospect Leases, but only to the extent the Initial Prospect Leases cover the Drilling Unit associated with such Obligation Well.

Upon the Completion or plugging and abandonment of the four (4) Obligation Wells, either the Company or Eagle may propose the drilling of sixteen (16) Earning Wells. Should the Company elect to participate in an Earning Well, upon receiving an A.F.E. for the proposed Earning Well from Eagle, the Company shall deliver to Eagle the sum of (X) seventy five percent (75%) of the estimated Drilling Costs of such Earning Well and (Y) an amount equal to the product of (a) $250 multiplied by (b) the number of Net Leasehold Acres covered by the Initial Prospect Lease(s) upon which such Earning Well is to be drilled LESS any acres in which the Company has already earned an interest, multiplied by (c) twenty five percent (25%). Following the first sale of hydrocarbons from an Earning Well, the Company will be entitled to fifty percent (50%) of the net revenues from such sales. Additionally, upon the Completion or plugging and abandonment of each of the first five (5) Earning Wells in which we have elected to participate and as to which we have timely made all required payments, EDC shall assign to us an undivided fifty percent (50%) working interest in and to the Initial Prospect Leases, but only to the extent the Initial Prospect Leases cover the Drilling Unit associated with each such Earning Well. Upon the completion or plugging and abandonment of the sixth (6th) Earning Well in which we have elected to participate and as to which we have timely made all required payments, EDC shall assign to us (i) an undivided fifty percent (50%) working interest in and to the Initial Prospect Leases, but only to the extent the Initial Prospect Leases cover the Drilling Unit associated with the sixth Earning Well and (ii) an undivided twenty five percent (25%) working interest in and to the Initial Prospect Leases to the extent they cover lands outside of the Drilling Units for the Obligation Wells and Earning Wells (if any) in which we have already received an assignment.

Upon the Completion or plugging and abandonment of the seventh (7th) through fifteenth (15th) Earning Wells in which we have elected to participate and as to which we have timely made all required payments, EDC shall assign to us sufficient working interest in and to the Initial Prospect Leases, but only to the extent the Initial Prospect Leases cover the Drilling Unit associated with each such Earning Well, such that the Company shall own an undivided fifty percent (50%) working in each such Drilling Unit. Upon the Completion or plugging and abandonment of the sixteenth (16th) and final Earning Well in which we have elected to participate and as to which we have timely made all required payments, EDC shall assign to us (i) sufficient working interest in and to the Initial Prospect Leases, but only to the extent of the Drilling Unit associated with such sixteenth Earning Well, such that the Company shall own an undivided fifty percent (50%) working interest in such Drilling Unit and (ii) sufficient working interest in and to the Initial Prospect Leases, to the extent that they cover lands outside of the Drilling Units for the Obligation Wells and Earning Wells in which we have already been assigned an interest, such that the Company shall own an undivided fifty percent (50%) working interest in all Initial Prospect Leases.

Following the Completion or plugging and abandonment of all four Obligation Wells and all sixteen Earning Wells, either the Company or Eagle may propose the drilling of Subsequent Wells. Each of Eagle and the Company shall bear fifty percent (50%) of the total costs for each Subsequent Well, and shall be entitled to receive fifty percent (50%) of the net revenues from the sale of hydrocarbons from each Subsequent Well.

The JDA has also established an area of mutual interest (“AMI”) in Ford County, Kansas, pursuant to which the Company and Eagle have each agreed to permit the other party to acquire fifty percent (50%) of any undivided working interest in New Prospect Leases located within the AMI acquired obtained by either of us during the three (3) year term of the AMI.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Joint Development Agreement between the Company, Eagle Oil & Gas Co. and Eagle Dodge City Partners, LP
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEX OIL & GAS HOLDINGS, INC.

Date: September 12, 2014	By:	/s/ Stephen Funk
Name: Stephen Funk
Title: Chief Executive Officer and Chief Financial Officer